Exhibit 99.1

Owens Corning Emerges From Chapter 11

Emerges in Strong Operational and Financial Position;

Begins Payment to Asbestos Claimants and Creditors

TOLEDO, Ohio, Oct. 31 /PRNewswire-FirstCall/ — Owens Corning (OTC: OWENQ.OB) (BULLETIN BOARD: OWENQ.OB) (NYSE: OC-WI) announced that its Plan of Reorganization became effective today, marking the company’s emergence from Chapter 11.

“This is an exciting day for Owens Corning,” said Dave Brown, president and chief executive officer. “We have met the commitments that we made to our creditors and asbestos claimants at the start of this process. We are grateful for the loyalty of our customers and suppliers, the support of our communities, and the hard work and dedication of Owens Corning’s employees; we couldn’t have done it without them.”

Owens Corning’s Plan of Reorganization is the result of an agreement the company reached in May with key creditors groups. Owens Corning’s creditors and shareholders, including asbestos, bondholder and trade creditor classes, as well as bank debt holders, overwhelmingly supported this plan. Owens Corning will immediately begin the process of making distributions to its financial creditors and to a 524(g) trust that will forever resolve the company’s current and future asbestos liability. The full Plan of Reorganization and related Disclosure Statement are available at http://www.ocplan.com/.

“We are emerging from Chapter 11 in a strong operational and financial position,” said Mr. Brown. “During the past six years, we have continued to grow our businesses around the world and have strengthened our financial performance. We are pleased to be emerging as an investment-grade company.”

Owens Corning’s exit financing will come from a combination of new equity and new debt financing.

About Owens Corning

Owens Corning is a world leader in building materials systems and composite solutions. A Fortune 500 company for more than 50 years, Owens Corning people redefine what is possible each day to deliver high-quality products and services ranging from insulation, roofing, siding and stone, to glass composite materials used in transportation, electronics, telecommunications and other high-performance applications. Since the company’s founding in 1938, Owens Corning has become a market-leading innovator of glass fiber technology with sales of $6.3 billion in 2005 and 20,000 employees in 26 countries. Additional information is available at http://www.owenscorning.com/.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Further information on factors that could affect the company’s financial and other results is included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

SOURCE: Owens Corning

CONTACT: Media, Jason Saragian, +1-419-248-8987, or Investors, Scott

Deitz, +1-419-248-8935, both of Owens Corning

Web site: http://www.owenscorning.com/

http://www.ocplan.com/

Company News On-Call: http://www.prnewswire.com/comp/677350.html